DEMIANTSCHUK MILLEY BURKE & HOFFINGER

1200, 1015 - 4TH STREET SOUTHWEST

CALGARY, ALBERTA T2R 1J4

TELEPHONE: (403) 2-LAWYER (252-9937)

FAX: (403) 2-NETLAW (263-8529)

e-mail: assistance@legalsolutions.ca

___________________________

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NIKOLAUS DEMIANTSCHUK*       THOMAS E. MILLEY                                                            OUR FILE: 35504

JUDY D. BURKE*                            MARK L. HOFFINGER*                                                          YOUR FILE:

EVA PEROVICH                              MICHAEL VOLLMAN

ROLLAND C. LEQUIER                 DAVID E. GROSSMAN, Q.C. - Counsel

 * Professional Corporation

October 13, 2004

THE BOARD OF DIRECTORS OF SPROUT DEVELOPMENT INC.

c/o Sprout Development Inc.

1250, 720 - 5th Avenue S.W.

Calgary, Alberta, T2P 3R7

Dear Sirs:

RE:

SPROUT DEVELOPMENT INC. (the “Corporation”)

We have been asked to provide the following legal opinion in connection with the Corporation's registration under the Securities Act of 1933 (the "Securities Act"), of:

(a)

4,000,000 shares of the Corporation’s Class “A” Common Stock (the "Registered
Shares");

(b)

4,000,000 Class “A” Common Share Purchase Warrants (the “Warrants”), wherein every two Warrants shall entitle the holder thereof to purchase one Class “A” Common Share of the Corporation at a price of $0.10 (USD) per share for a period of 12 months following the effective date of a prospectus filed by the Corporation with the Securities and
Exchange Commission; and

(c)

2,000,000 Class “A” Common Shares which have been reserved for issuance pending exercise of the Warrants (the “Reserved Shares”);

to be filed with the Securities and Exchange Commission on or about October 13th, 2004 (the "Registration
Statement"). This opinion shall be filed with the Registration Statement.

We have not been involved in the preparation of the Registration Statement nor have we reviewed the same or any other document related thereto and have not participated in any manner in discussions or negotiations in connection therewith. Our sole involvement in this transaction has been to render the opinion expressed below.

We have made no investigation of the laws of any jurisdiction other than the Province of Alberta and the federal laws of Canada applicable therein, and the opinions hereinafter expressed are confined to, the laws of the Province of Alberta and the federal laws of Canada applicable therein as at the date hereof.

For the purposes of the opinions expressed below, we have examined originals or photostatic or certified copies of such corporate records of the Corporation and have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for purposes of the opinions expressed below, and have made the following assumptions:

1.

the geniuness of all signatures and the legal capacity at all relevant times of any natural person signing any documents, agreements or certificates;

2.

the authenticity and completeness of all original documents examined by us and the conformity to authentic original documents of all certified copies, photocopies and facsimiles examined by us; and

3.

the completeness and accuracy of the Corporation’s corporate records as filed in the minute books of the Corporation and of all certificates of public officials and corporate officers.

The opinion expressed below is subject to the following assumptions, exceptions and qualifications:

1.

as to due incorporation and good standing of the Corporation set forth in paragraph 1 below, we have relied solely on a Certificate of Status from Alberta Corporate Registry dated October 12,
2004 and such opinion is given as at such date only; and

2.

all cheques, bank drafts and other methods of payment delivered in consideration for the
Registered Shares will be honoured upon presentation or otherwise result in the receipt by the
Corporation of the funds represented by such cheques, bank drafts or other methods of payment;

Based on and subject to the foregoing we are of the opinion that:

1.

The Corporation is a corporation incorporated and validly existing under the laws of Alberta and is, with respect to its annual report filings in the Province of Alberta, in good standing;

2.

The authorized capital of the Corporation consists of an unlimited number of Class “A”, “B”, “C”
and “D” Common Shares without par value and an unlimited number of Class “E” Preferred Shares without nominal or par value. As of the date of this opinion, there are 18,000,000 Class “A”
Common Shares duly and validly issued and outstanding as fully paid and non-assessable Class
“A” Common Shares in the capital of the Corporation, and to the best of our knowledge, no person holds any securities convertible or exchangeable into shares of the Corporation or has any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase or other acquisition of any of the unissued securities of the
Corporation except for the 4,000,000 Warrants and the 2,000,000 Reserved Shares reserved for issuance pursuant to the Warrants.

3.

The Registered Shares have been duly and validly authorized, created, allotted and issued as fully paid and non-assessable shares;

4.

The Warrants have been duly created and validly authorized, allotted and issued;

5.

The Reserved Shares to be issued pursuant to the exercise in whole or in part of the Warrants have been duly and validly created, reserved, allotted and authorized to be issued upon due exercise of the Warrants and will, upon receipt by the Corporation of full payment therefor, be issued as fully paid and non-assessable shares;

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Except as expressly set forth herein, these opinions are being provided solely for the benefit of the addressee. This letter may not be used or relied upon for any other purpose, or furnished to, used by or referred to by any other party, or copied, quoted, or referred to in any other report or document, or filed with any governmental authority without our prior written consent.

We hereby consent to the reference to the name of Demiantschuk Milley Burke & Hoffinger in the
Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

DEMIANTSCHUK MILLEY BURKE & HOFFINGER

Per: “Thomas E. Milley”

        THOMAS E. MILLEY